EXHIBIT 99.1

Sun American Bancorp Q1 Earnings: Revenues Increase 39 Percent, Loans Grow 81 Percent, and Deposits Grow 95 Percent

BOCA RATON, Fla., April 24, 2007 (PRIME NEWSWIRE) -- Sun American Bancorp ("Sun American") (Nasdaq:SAMB), the bank holding company for Sun American Bank, today reported GAAP -- basis net income was $96,000 or $0.00 per diluted share, in the first quarter of 2007, compared to $272,000, or $0.01 per diluted share, in the first quarter a year ago. This is after the recognition of stock based compensation expense of approximately $255,000, non-recurring conversion costs for the Beach Bank acquisition of $147,000, non-recurring litigation settlement costs of $77,000, and provision for income taxes of $123,000 the first quarter of 2007. Not counting the non-recurring items of conversion and litigation settlement costs, $92,000 and $48,000 after tax, respectively, Sun American would have earned $236,000 or $0.01 per diluted share compared to $272,000 or $0.01 per diluted share. Provision for income taxes excluding the non-recurring items would have been $207,000 compared to no provision for income taxes first quarter of 2006 due to the utilization of tax benefits associated with past loss carry forwards.

The comparable pro forma pre-tax earnings would have been $443,000 or $0.02 per diluted share compared to $272,000 or $0.01 per diluted share.

On March 30, 2007, Sun American completed its merger with Independent Community Bank, resulting in the acquisition of $153 million in total assets, $104 million of loans and $129 million of deposits.

Sun American Bancorp President and Chief Executive Officer Michael Golden said, "I was satisfied with the first quarter results considering the challenges that are facing the banking industry at this time. No community bank likes to see an inverted yield curve and it certainly makes our goal of growth and earnings a more difficult task. We have managed our balance sheet in the last two quarters using a strategy of reducing higher cost of funds which in turn resulted in an increase of our net interest margin. Due to the dedication and hard work of our merger team, we were able to successfully complete the convergence of Beach Bank on our time line of the first quarter. I believe the same will be true of the timely convergence of Independent Community bank by the end of June. We will continue to focus on business opportunities that present themselves in the current market environment that will enhance our franchise value."

Further, Mr. Golden stated, "Our earnings reflect not only the costs of our recent acquisitions, but also the higher expenses associated with our aggressive branch expansion strategy. Since the first quarter of 2006, we have opened 5 new branches and closed 1. We are also in the process of remodeling older branches and tearing down one and replacing it with a new building. In addition, we have opened a new state of the art operations center and doubled our staff of professionals and support personnel during the last 12 months. As a result of this investment spending, we believe we have the infrastructure in place to support a $1.0 billion bank, and that our branch network is the premier community bank franchise in the fast growing, attractive South Florida market."

In the short term, this strategy generates higher growth in expenses relative to revenues, but we expect this relationship to reverse over the next 12 months as the new branches and sales personnel come on line and generate significant new revenues without adding incremental costs.

First Quarter 2007 Highlights (compared to first quarter 2006)

 * Revenues increased 39% to $5.4 million.
 * Net interest income before provision for loan losses grew 34% to
   $4.9 million.
 * Net interest margin at March 31, 2007 was 4.58%.
 * Completed the merger with Independent Community Bank.
 * Loans grew 81% to $445 million.
 * Total deposits rose 95% to $455 million.
 * Assets increased 98% to a record $609 million.
 * Credit quality remains stable with nonperforming assets
   representing 0.22% of total assets.
 * Opened three branches during the quarter.  Total branches, 13.
 * Added to our infrastructure of employees from 102 to 113.
 * Our mortgage brokerage subsidiary Sun American Financial, LLC began full operations.
 * Book value grew to $3.92 from $3.25.

Loan and deposit growth both organically and through the asset acquisition of Beach Bank and the merger with Independent Community Bank, contributed to an 81% increase in our loan portfolio and a 95% increase in our deposit base for the quarter ended March 31, 2007 compared to a year earlier. Provision for loan losses was nil for the three months ended March 31, 2007, compared to $432,000 for the three months ended March 31, 2006.

Operating Results

First quarter revenues, consisting of net interest income before the provision for loan losses and non-interest income, increased 39% to $5.4 million, compared to $3.9 million in the first quarter of 2006. In the first quarter, net interest income increased 34% to $4.9 million, from $3.6 million a year ago. Interest and fees on loans increased 52% to $7.6 million in the first quarter, compared to $5.0 million in the first quarter last year, primarily due to the bank's larger loan portfolio. Non-interest income increased to $483,000 in the first quarter of 2007 compared to $219,000 for the same period in 2006, primarily due to an increase in service charges on deposit accounts. In addition, our new business lines of Wealth Management and Mortgage Brokerage completed their first full quarter of operation contributing $127,000 of fee income.

First quarter net interest margin was 4.58%, an improvement from 5.47% in the first quarter a year ago, and a slight improvement from net interest margin of 5.01% for 2006.

Non-interest expenses were $5.2 million in the first quarter of 2007, an increase from $3.2 million in the first quarter a year ago. Salaries and employee benefits and occupancy costs associated with the expansion of our branch network constituted the majority of the increase in expenses.

Sun American incurred stock-based compensation expense of $255,000 in the first quarter of 2007, compared to $243,000 in the first quarter of 2006.

The provision for loan losses in the first quarter was nil compared to $432,000 in the first quarter of 2006.

The provision for income taxes was $123,000 compared to nil in the first quarter of 2006 as no income tax provision was recorded due to utilization of the benefits of past loss carry forwards.

Balance Sheet Growth

Net loans increased 81%, to $445 million at March 31, 2007, compared to $245 million a year earlier.

Assets increased 98% to a new high of $609 million at March 31, 2007, compared to $308 million a year earlier. Total deposits grew 95% to $455 million, compared to $233 million at March 31, 2006.

Shareholders' equity increased 75% to $107 million compared to $61 million at the end of the first quarter a year ago. Book value per share improved to $3.92 at March 31, 2007, compared to $3.25 a year earlier.

Credit Quality

Nonperforming assets were $1,324,000 or 0.22% of total assets, at March 31, 2007, compared to $94,000 or 0.03% of total assets a year ago.

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2005, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

           SUN AMERICAN BANKCORP CORPORATION AND SUBSIDIARY
           CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED

                                                March 31,
                                           2007           2006
                                       ----------------------------
 ASSETS
 ------
 Cash and due from banks               $ 22,773,873    $ 13,180,946

 Federal funds sold                    $  2,229,867    $ 10,360,000
                                       ------------    ------------
    Total cash and cash equivalents    $ 25,003,740    $ 23,540,946

 Certificate of Deposits                         --              --

 Securities held to maturity           $ 61,256,103    $ 20,805,535

 Securities available for sale         $  6,786,275    $  5,141,049

 Federal Reserve Bank stock, at cost   $  2,331,200    $  1,257,400
 FHLB stock, at cost                   $  2,858,500    $  1,049,100

 Loans                                 $448,394,366    $247,947,303
   Less allowance for loan losses      $ (4,011,940)   $ (2,565,462)
                                       ------------    ------------
    Loans, net                         $444,382,426    $245,381,841

 Premises and equipment                $  8,889,586    $  2,523,503

 Other real estate & Repos             $         --    $         --

 Accrued interest receivable           $  2,837,377    $  1,318,985

 Goodwill                              $ 47,207,872    $  5,924,139

 Other assets                          $  7,041,637    $  1,039,593
                                       ------------    ------------
    Total Assets                       $608,594,715    $307,982,091
                                       ============    ============
 LIABILITIES
 -----------
 Liabilities:
  Noninterest-bearing deposits         $ 88,012,963    $ 39,795,027
  Interest-bearing deposits            $366,787,997    $192,840,298
                                       ------------    ------------
     Total Deposits                    $454,800,960    $232,635,325

  Federal funds purchased                        --              --
  Securities sold under repurchase
   agreements & other borrowings       $  4,753,209    $  1,397,043
  Notes payable                        $ 38,000,000    $ 11,000,000
  Other liabilities                    $  4,109,466    $  1,868,389
                                       ------------    ------------
     Total liabilities                 $501,663,635    $246,900,757
                                       ------------    ------------

 Commitments and contingencies         $         --    $         --
 Minority Interest In subsidiary       $     42,512    $     25,685
                                       ------------    ------------

 Stockholders' equity:

  Preferred Stock                      $         --    $         --
   (Authorized: 5,000,000; Outstanding:
    and 0, respectively)
  Class A Common Stock                 $    500,455    $    415,040

 Surplus                               $109,397,983    $ 66,496,199
 Accumulated profit / loss             $ (2,818,955)   $ (5,623,507)
                                       ------------    ------------
                                       $107,079,483    $ 61,287,733

 Accumulated other comprehensive
  income                                   (190,915)       (232,084)
                                       ------------    ------------
     Total stockholders' equity        $106,888,568    $ 61,055,649
                                       ------------    ------------
     Total liabilities &
      stockholders' equity             $608,594,715    $307,982,091
                                       ============    ============

           SUN AMERICAN BANKCORP CORPORATION AND SUBSIDIARY
     CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

                                           Three Months  Ended
                                        3/31/2007       3/31/2006
 -----------------------------------   -----------    -------------
 Interest Income:
  Interest and fees on loans           $ 7,621,630    $ 5,016,929
  Interest and dividends on
   securities                          $   773,012    $   289,621
  Interest on federal funds sold
   & repurchase agreements             $   362,949    $   138,410
                                       -----------    -----------
                                       $ 8,757,590    $ 5,444,960
 Interest Expense:
  Deposits                             $ 3,710,288    $ 1,605,106
  Other                                $   145,549    $   189,878
                                       -----------    -----------
                                       $ 3,855,837    $ 1,794,984

 Net interest income                   $ 4,901,753    $ 3,649,976

 Provision for loan loss               $        --    $   432,166

 Net interest income after provision
  for loan losses                      $ 4,901,753    $ 3,217,810
                                       -----------    -----------

 Other Income:
  Service charges on deposit accounts  $   355,927    $   219,038
  Securities gains (losses), net       $        --    $        --
  Other                                $   127,242    $        --

 Total other income                    $   483,168    $   219,038
                                       -----------    -----------

 Other Expenses:
  Salaries and employee benefits       $ 2,226,264    $ 1,452,961
  Stock Option expense                 $   254,558    $   243,000
  Occupancy and equipment              $ 1,200,112    $   574,014
  Data and item processing             $   365,170    $   150,768
  Professional fees                    $   303,709    $   163,903
  Insurance                            $   141,375    $    47,510
  Other                                $   661,159    $   532,132

 Total other expenses                  $ 5,152,348    $ 3,164,289
                                       -----------    -----------
 Net profit (loss) before minority
  interest in net profit (loss) of
  subsidiary                           $   232,574    $   272,559

 Minority interest in net profit
  of subsidiary                        $   (13,453)   $      (317)
                                       -----------    -----------

 Taxes                                 $   122,696    $        --

 Net Income                            $    96,424    $   272,242
                                       ===========    ===========
 Basic earnings per share              $      0.00    $      0.01
                                       ===========    ===========
 Diluted earnings per share            $      0.00    $      0.01
                                       ===========    ===========
 Basic Weighted average number of
  shares and common equivalent shares   23,256,746     18,569,893
                                       -----------    -----------
 Diluted Weighted average number of
  shares and common equivalent shares   26,646,290     21,857,769
                                       -----------    -----------

CONTACT:  Sun American Bancorp
          Michael E. Golden, President and CEO
          Robert Nichols, CFO
          561-455-1908